Ex 99.1

CONTACT:  Investor Relations (214) 792-4415

SOUTHWEST AIRLINES REPORTS MAY TRAFFIC

DALLAS, TEXAS – June 7, 2011 – Southwest Airlines Co. (NYSE: LUV) today reported May 2011 traffic results for Southwest Airlines and AirTran Airways.  AirTran Airways became a wholly owned subsidiary of Southwest Airlines Co. (“the Company”) on May 2, 2011.  For purposes of comparability, the Company is providing combined traffic results for Southwest Airlines and AirTran Airways for periods prior to the acquisition date.   See the accompanying tables for combined and individual results.
           The Company flew 9.2 billion revenue passenger miles (RPMs) in May 2011, compared to 8.3 billion combined RPMs flown in May 2010, an increase of 10.6 percent.  Available seat miles (ASMs) increased 4.2 percent to 11.1 billion from the May 2010 combined level of 10.7 billion.  The load factor for the month was 82.7 percent, compared to the combined load factor of 77.9 percent in May 2010.
For May 2011, Southwest Airlines’ passenger revenue per ASM (excluding AirTran Airways) is estimated to have increased in the 11 to 12 percent range as compared to May 2010.
For the first five months of 2011, the Company flew 41.7 billion combined RPMs, compared to 38.0 billion combined RPMs flown for the same period in 2010, an increase of 9.9 percent.  The combined year-to-date ASMs increased 6.5 percent to 52.4 billion, compared to the combined level of 49.2 billion for the same period in 2010.  The combined year-to-date load factor was 79.6 percent, compared to the combined load factor of 77.2 percent for the same period in 2010.
This release, as well as past news releases about Southwest Airlines Co., is available online at southwest.com.

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	SOUTHWEST AIRLINES CO.
	PRELIMINARY COMPARATIVE COMBINED TRAFFIC STATISTICS

	MAY				YEAR-TO-DATE

	2011	2010	CHANGE		2011	2010	CHANGE

Revenue passengers carried	9,696,756	9,294,176	4.3%		44,514,303	42,734,649	4.2%

Enplaned passengers	11,957,808	11,213,615	6.6%		54,504,056	51,415,058	6.0%

Revenue passenger miles (000)	9,213,061	8,331,545	10.6%		41,731,152	37,987,267	9.9%

Available seat miles (000)	11,142,018	10,694,094	4.2%		52,417,193	49,197,703	6.5%

Load factor	82.7%	77.9%	4.8	pts.	79.6%	77.2%	2.4	pts.

Average length of haul	950	896	6.0%		937	889	5.4%

Trips flown	121,302	118,612	2.3%		573,475	555,145	3.3%

	SOUTHWEST AIRLINES
	PRELIMINARY COMPARATIVE TRAFFIC STATISTICS

	MAY				YEAR-TO-DATE

	2011	2010	CHANGE		2011	2010	CHANGE

Revenue passengers carried	7,919,682	7,638,203	3.7%		36,559,416	35,110,111	4.1%

Enplaned passengers	9,706,504	9,080,567	6.9%		44,529,300	41,686,523	6.8%

Revenue passenger miles (000)	7,376,229	6,662,712	10.7%		33,612,362	30,301,847	10.9%

Available seat miles (000)	8,967,013	8,629,255	3.9%		42,302,724	39,464,189	7.2%

Load factor	82.3%	77.2%	5.1	pts.	79.5%	76.8%	2.7	pts.

Average length of haul	931	872	6.8%		919	863	6.5%

Trips flown	99,288	96,750	2.6%		469,794	452,361	3.9%

	AIRTRAN AIRWAYS
	PRELIMINARY COMPARATIVE TRAFFIC STATISTICS*

	MAY				YEAR-TO-DATE

	2011	2010	CHANGE		2011	2010	CHANGE

Revenue passengers carried	1,777,074	1,655,973	7.3%		7,954,887	7,624,538	4.3%

Enplaned passengers	2,251,304	2,133,048	5.5%		9,974,756	9,728,535	2.5%

Revenue passenger miles (000)	1,836,832	1,668,833	10.1%		8,118,789	7,685,420	5.6%

Available seat miles (000)	2,175,004	2,064,839	5.3%		10,114,469	9,733,514	3.9%

Load factor	84.5%	80.8%	3.7	pts.	80.3%	79.0%	1.3	pts.

Average length of haul	1,034	1,008	2.6%		1,021	1,008	1.3%

Trips flown	22,014	21,862	0.7%		103,681	102,784	0.9%

*AirTran Airways' traffic statistics have been adjusted to conform to Southwest Airlines' presentation.

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